FOR IMMEDIATE RELEASE	Contact: Michael J. Jeffries
(732) 542-2800
July 26, 2005	NASDAQ Symbol: OSTE

OSTEOTECH REPORTS RECORD SECOND QUARTER REVENUES;

INCREASES 2005 REVENUE GUIDANCE

*** Second Quarter, 2005 Revenue Highlights ***

• Domestic Grafton® DBM	$10,922,000	(+27%)
• International Grafton® DBM	$2,251,000	(+33%)
• Private label DBM	$839,000	(+55%)
• Domestic Traditional Tissue	$5,045,000	(+16%)
• International Traditional Tissue	$1,211,000	(+54%)

Osteotech, Inc. announced today that it had achieved record revenues of $25,290,000 in the second quarter ended June 30, 2005. Revenues increased 14% over second quarter 2004 revenues of $22,225,000, which included $608,000 of revenues from metal spinal implant products that the Company ceased distributing in June, 2004 and, also increased 6% over first quarter 2005 revenues of $23,848,000. The strong revenue performance in the second quarter is primarily attributable to the continued growth of our international business and improved domestic revenues of Grafton® DBM, in addition to increased revenue from the direct distribution of traditional tissue and our private label business.

Revenues in the six months ended June 30, 2005 increased 7% to $49,138,000 from $46,002,000 in the six months ended June 30, 2004, which included $1,700,000 of revenues from metal spinal implant products that the Company ceased distributing in June, 2004.

Domestic revenues in the second quarter and six months ended June 30, 2005 were $21,662,000 and $42,019,000, respectively, as compared to $19,446,000 and $40,365,000 in the same periods of 2004, respectively. Domestic revenues in the second quarter and six months ended June 30, 2004, included revenues of $608,000 and $1,700,000, respectively, from metal spinal implant products. International operations revenues increased 31% and 26% in the second quarter and six months ended June 30, 2005, respectively, to $3,628,000 and $7,119,000. In the same periods of 2004, international operations generated revenues of $2,779,000 and $5,637,000, respectively.

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The Company incurred a net loss of $1,878,000 and $2,709,000, or $.11 and $.16 diluted net loss per share, in the second quarter and six months ended June 30, 2005, respectively, as compared to a net loss of $427,000 and $1,682,000, or $.02 and $.10 diluted net loss per share, in the same respective periods of 2004. The net losses in the second quarter and six months ended June 30, 2005 were principally impacted by lower gross profit margins, due to an increase in reserves for inventory obsolescence and expiration, in part, because of the previously announced dispute with Bone Bank Allograft (“BBA”), which prevents us from utilizing BBA labeled tissue, increased operating expenses, primarily related to costs associated with implementation of programs to turn around the domestic business, expenses associated with our continuing investment in strengthening and diversifying our tissue sources and increased professional fees, and translation losses of $674,000 and $859,000, respectively, on the outstanding balance of intercompany debt due to the strengthening of the U.S. dollar against the Euro. The net loss in the six months ended June 30, 2004 included pre-tax charges of $1,998,000 related to the Company’s exit from the metal spinal implant business and severance costs of $650,000 related to the reorganization of the sales and marketing functions.

On July 7, 2005, the Board of Directors declared $5.5 million of intercompany loans receivable from OST Developpement S.A., the Company’s subsidiary located in Clermont-Ferrand, France, to be permanent debt. As a result, from July 7, 2005 forward, that portion of the intercompany receivable will no longer be subject to the effects of variations in currency exchange rates between the U.S. dollar and the Euro.

Richard W. Bauer, Osteotech’s Chief Executive Officer stated, “Second quarter’s excellent revenue performance coupled with our outstanding first quarter revenue performance provides further confirmation that the Company’s turnaround in the domestic business is occurring at a rapid pace. Growth in our domestic business, coupled with our continued rapid growth in international markets and growth of our private label business has produced a record revenue quarter for the Company of $25.3 million. As a result of this performance, the Company is raising its revenue guidance for the year from a range of $94 million to $98 million to a range of $97 million to $101 million. This is done taking into account our expectation of lower revenue in the third quarter as compared to the second quarter due to the normal summer slow down in surgeries both here in the US and overseas. We will continue to maintain our loss per diluted share guidance for the year in the range $.25 to $.28. We are taking the position on our loss per diluted share guidance, notwithstanding better than expected revenue growth, due to four factors that will negatively impact our P&L, certain of which were not fully anticipated as we entered the year. The four factors are: the currency translation losses; the reserve that must be taken for the tissue that remains in our system due to the lawsuit initiated by BBA, the underabsorption of costs associated with our program to reduce Graftech® Bio-implant inventory levels, and an accelerated investment being made to gain greater donor sourcing diversity in the US so, for the long-term, the Company will be less reliant on any one US based donor sourcing client. We currently do not anticipate these four cost elements will extend past 2005, therefore, with continued revenue growth and a more normalized expense base and, as we have previously indicated, we anticipate returning to profitability in 2006.”

Consolidated gross profit margins were 40% and 42% in the second quarter and six months ended June 30, 2005, respectively, as compared to 45% and 43% in the same periods of 2004, respectively. Gross profit margins in both periods of 2005 were constrained by the increase in international

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revenues, which has lower gross profit margins than domestic revenues because international products are generally distributed through stocking distributors, the underabsorption of Graftech® Bio-implants processing costs resulting from lower levels of production to achieve a reduction in the level of inventory, and increased reserves for inventory obsolescence and expiration, due, in part, to a previously announced dispute with BBA, which prevents us from utilizing BBA labeled tissue that otherwise will expire.

DBM Segment revenues increased 29% and 21% to $14,012,000 and $26,907,000 in the second quarter and six months ended June 30, 2005, respectively, as compared to $10,862,000 and $22,295,000 in the same periods of 2004, respectively. The Segment’s revenues consist of:

	DBM Segment Revenues

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Dollars in Thousands)
Domestic:
Grafton(R)DBM	$10,922	$ 8,632	$20,818	$17,737
Private Label	839	542	1,940	1,146

	11,761	9,174	22,758	18,883
International:
Grafton(R)DBM	2,251	1,688	4,149	3,412

Total Segment Revenues	$14,012	$10,862	$26,907	$22,295

The increase in second quarter and six months 2005 revenues relate to a 27% and 17% increase in domestic Grafton® DBM revenues, primarily due to an 11% increase in volume and recognition of increased revenue related to the continued conversion of the domestic Grafton® DBM business to direct distribution, a 55% and 69% increase in private label DBM revenues and a 33% and 22% increase in international Grafton® DBM revenues, which results primarily from increased unit volume.

DBM Segment operating income increased to $1,237,000 and $1,883,000 in the second quarter and six months ended June 30, 2005, respectively, as compared to operating income of $121,000 and $1,241,000 in the same periods of last year, respectively. The significant increase in second quarter and six months operating income is primarily as a result of increased revenue and improved gross profit margins.

Base Tissue Segment revenues increased to $10,985,000 and $21,528,000 in the second quarter and six months ended June 30, 2005, respectively, from $10,291,000 and $21,051,000 in the second quarter and six months ended June 30, 2004, respectively. The Segment’s revenues consist of:

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Base Tissue Segment Revenues

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Dollars in Thousands)
Domestic:
Traditional Tissue Processing
And Direct Distribution	$5,045	$4,360	$9,650	$8,657

Graftech(R)Bio-implants	4,729	5,147	9,271	10,815

	9,774	9,507	18,921	19,472
International:
Traditional Tissue Processing
And Direct Distribution	1,211	784	2,607	1,579

Total Segment Revenues	$10,985	$10,291	$21,528	$21,051

The increase in second quarter and six month 2005 revenues is primarily due to an increase in unit volumes of directly distributed traditional tissue, partially offset by an 8% and 14% decrease in revenues from Graftech® Bio-implants due to lower demand and the processing of fewer donors for clients.

The Base Tissue Segment incurred operating losses of $3,434,000 and $4,911,000 in the second quarter and six months ended June 30, 2005, respectively, as compared to operating losses of $722,000 and $1,064,000 in the same periods of last year, respectively. The increases in operating losses are primarily attributed to increased reserves for inventory obsolescence and expiring tissue, the underabsorption of processing costs due to a lower level of Graftech® Bio-implant production in order to achieve a reduction in inventory levels, as well as increased operating expenses mainly related to the continuing significant investment in strengthening and diversifying our tissue sources.

Mr. Bauer will host a conference call on July 27, 2005 at 9:00 AM Eastern to discuss second quarter results. You are invited to listen to the conference call by dialing (706) 634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call through midnight, August 10, 2005, by dialing (706) 645-9291 and indicating access code 7865345.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the continued

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acceptance and growth of current products and services, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the first quarter of 2005) filed with the Securities and Exchange Commission. All information in this press release is as of July 26, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website homepage at www.osteotech.com and to Osteotech’s Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net revenues:
Service	$24,997	$21,153	$48,435	$43,346
Product	293	1,072	703	2,656

	25,290	22,225	49,138	46,002

Cost of services	15,110	11,800	28,173	22,697
Cost of products	107	468	265	3,710

	15,217	12,268	28,438	26,407

Gross profit	10,073	9,957	20,700	19,595

Marketing, selling, general and administrative	10,967	9,678	21,573	20,184
Research and development	1,224	1,187	2,186	2,043

	12,191	10,865	23,759	22,227

Operating loss	(2,118)	(908)	(3,059)	(2,632)
Other, net	(677)	(108)	(973)	(345)

Loss before income tax benefit	(2,795)	(1,016)	(4,032)	(2,977)
Income tax benefit	(917)	(589)	(1,323)	(1,295)

Net loss	$(1,878)	$(427)	$(2,709)	$(1,682)

Loss per share:
Basic	$(.11)	$(.02)	$(.16)	$(.10)
Diluted	$(.11)	$(.02)	$(.16)	$(.10)
Shares used in computing loss per share:
Basic	17,187,792	17,144,280	17,182,245	17,132,335
Diluted	17,187,792	17,144,280	17,182,245	17,132,335

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	June 30 2005	December 31, 2004
Assets	(unaudited)
Cash and cash equivalents	$10,959	$13,391
Accounts receivable, net	18,764	14,795
Deferred processing costs	34,232	36,049
Inventories	1,524	1,202
Other current assets	6,223	5,595

Total current assets	71,702	71,032
Property, plant and equipment, net	35,050	37,447
Other assets	7,600	7,925

	$114,352	$116,404

Liabilities and Stockholders’ Equity

Accounts payable and accrued expense	$13,128	$11,532
Current portion of long-term debt	2,661	2,661

Total current liabilities	15,789	14,193
Long-term debt	8,746	10,076
Other liabilities	119	740

Total liabilities	24,654	25,009
Stockholders' equity	89,698	91,395

	$114,352	$116,404

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